Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 10, 2007, relating to the consolidated financial statements of Nephros, Inc. and subsidiary (the “Company”), (which report expresses an unqualified opinion and includes explanatory paragraphs related to the Company’s ability to continue as a going concern and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Jericho, NY
December 17, 2007